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                                                                  EXHIBIT 10.4

                                        [***] TEXT OMITTED AND FILED SEPARATELY
                                               CONFIDENTIAL TREATMENT REQUESTED


                      SUB-LICENSE AND DEVELOPMENT AGREEMENT

      THIS AGREEMENT is effective this 30th day of June 1998, by and between DOV Pharmaceutical, Inc., a New Jersey corporation, with offices at 1 Parker Plaza, Suite 1500 Fort Lee. New Jersey 07024 ("DOV") and Neurocrine Biosciences, Inc., a Delaware corporation with offices at 3050 Science Park Road, Suite 405, San Diego, California 92121 ("Neurocrine").

                                   WITNESSETH:

      WHEREAS, DOV possesses rights to a certain chemical compound and to pharmaceutical products to be processed from the Compound, such rights arising from the License Agreement (defined below); and

      WHEREAS, Neurocrine desires to acquire, and DOV is willing to grant to Neurocrine, an exclusive sublicense to the patent rights and know-how, relating to that certain chemical compound.

      NOW THEREFORE, in consideration of the promises and of the mutual covenants and obligations set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   Definitions

      1.1 "Affiliate" means with respect to a party, any other entity which directly or indirectly controls, is controlled by, or is under common control with, such party. An entity or party shall be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of such entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.

      1.2   "Compound" means the chemical compound described in Exhibit 1.

      1.3 "DOV's Corporate Office" means 1 Parker Plaza, Suite 1500, Fort Lee, New Jersey.

      1.4   "FDA" means the United States Food and Drug Administration.

      1.5   "IND" means an investigational new drug as defined in 21 CFR Part
            312.

      1.6 "Know-How" means all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, in each case, which are necessary or useful for and are specific to the

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            research, design, development, testing, use, manufacture or sale of the Compound or a Licensed Product.

      1.7 "License Agreement" means the license agreement between DOV and American Cyanamid Company ("ACY") dated May 29, 1998 attached as
            Exhibit 2.

      1.8 "Licensed Product" means any product based upon or derived from the Compound and approved for sale by the USFDA or its foreign equivalent.

      1.9 "NDA" means a new drug application submitted to the United States Food and Drug Administration in accordance with Section 505 of the Federal Food, Drug and Cosmetic Act and its implementing regulations, or a comparable filing in Japan or within the EU.

      1.10 "Net Sales" means the gross amount invoiced for the Market Product sold by Neurocrine or its Affiliate or its sublicensee, less:

            (a) transportation charges or allowances, if any;

            (b) trade, quantity or cash discounts, service allowances and broker's or agent's commissions, but not salaries, commissions, bonuses or other incentive pay to in-house sales or other personnel, if any, allowed or paid;

            (c) credits or allowances, if any, given or made on account of price adjustments, returns, bad debts, off-invoice promotional discounts, rebates, and any or all federal, state or local government rebates whether in existence now or enacted at any time during the term of the Agreement, recalls, or destruction requested or made by an appropriate government agency; and

            (d) Any tax, excise or governmental charge upon or measured by the sale, transportation, delivery or use of the Market Product; provided that other than pursuant to Section 1.5(e) below, Net Sales shall in no event be less than 80% of Gross Sales.

            (e) In the case of discounts on "bundles" of products or services which include Licensed Products or the Compound, the selling Party may, with notice to the other Party, calculate Net Sales by discounting the bona fide list price of such product by the average percentage discount of all products of the selling party and/or its Affiliates or sublicensees in a particular "bundle", calculated as follows:

                        Average percentage
                        discount on a           = (1-A/B) x 100
                        particular "bundle"


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                  where A equals the total discounted price of a particular
                  "bundle" of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such "bundle". The selling party shall provide the other party documentation, reasonably acceptable to the other party, establishing such average discount with respect to each "bundle", Net Sales shall be based on the undiscounted list price of the Licensed Products or. the Compound in the "bundle". If a Licensed Product or the Compound in a "bundle" is not sold separately and no bona fide list price exists for such Licensed Product or the Compound, the Parties shall negotiate in good faith an imputed list price for such Licensed Product or the Compound, and Net Sales with respect thereto shall be based on such imputed list price.

      1.11 "Phase I" means that portion of the FDA submission and approval process that provides for the first introduction into humans of the Licensed Product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more fully defined in 21 C.F.R. ss.213.2(a).

      1.12 "Phase II" means that portion of the FDA submission and approval process that provides for the initial trials of the Licensed Product on a limited number of patients for the purposes of determining dose and evaluating safety-and efficacy in the proposed therapeutic indication as more fully defined as 21 C.F.R. ss.213.21(b).

      1.13 "Phase III" means that portion of the FDA submission and approval process that provides for continued trials of the Licensed Product on sufficient numbers of patients to establish the safety and efficacy of the Licensed Product and generate pharmacoeconomics date to support regulatory approval in the proposed therapeutic indication as more fully defined in 21 C.F.R. ss.312.21(c).

      1.14 "Pre-Phase I" means that portion of the development program that starts with the selection of a compound for development into the Licensed Product or the beginning of toxicological studies relating to such compound. Pre-Phase I includes, without limitation, toxicological, pharmacological and any other studies, the results of which are required for filing with an IND, as well as Licensed Product formulation and manufacturing development necessary to obtain the permission of regulatory authorities to begin and continue subsequent human clinical testing. Toxicology, as used in this definition, means full scale toxicology using "Good Laboratory Practices" for obtaining approval from a regulatory authority to administer the Licensed Product to humans. This toxicology is distinguished from initial dose range finding toxicology, which usually includes a single and repeated dose ranging study in two species with less than half of the animals required by the FDA, an Ames test and a related chromosome test.


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      1.15  "Patent Rights" means all United States and foreign patents
            (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, revalidations and patents of addition) and patent applications (including, without limitation, all continuations, continuations-in-part and divisions thereof) in each case, claiming an invention which is necessary or useful for the design, development, testing, use, manufacture or sale of the Compound or a Licensed Product.

      1.16 "Pivotal Trial" means the [***] study which is one of two Phase III registerable trials and which is comparable to and of the same magnitude as the trial described in Exhibit 3 hereto.

      1.17  "Territory" means all countries of the world.

      1.18 "Valid Claim" means a claim of a pending patent application within the Patent Rights (provided such application has not been pending for more than [***] from the date it was first filed with the governmental agency with jurisdiction over patent applications) or an issued and unexpired patent included within the Patent Rights that has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise.

                                    ARTICLE 2
                                  License Grant

      As of the effective date of this Agreement, DOV hereby grants Neurocrine an exclusive sublicense to DOV's interest under the License Agreement in the Patent Rights and Know-How to make, have made, use, import, offer for sale and sell the Compound and the Marketed Product in the Territory, with the right to grant sublicenses.

                                    ARTICLE 3
                             Development Activities

      3.1 As soon as practicable after the effective date of this Agreement, Neurocrine shall commence, adequately fund, and pursue a worldwide research and development program for the development of the Marketed Product ("R & D Program") using commercially reasonable and diligent efforts in its conduct of the R & D Program in accordance with Neurocrine's usual and customary practices for products of similar commercial potential and value.

      3.2 Management of the R & D Program will be provided by Neurocrine. Arnold Lippa and Bernard Beer, upon Neurocrine's request, will provide reasonable consultative services pursuant to consulting agreements substantially in the form set forth on Exhibit 4.

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      3.3   Neurocrine shall provide to DOV, on a [***] basis throughout the term of this Agreement a written report setting forth the efforts (and results of such efforts) taken by Neurocrine pertaining to the R & D Program, [***]. Neurocrine shall provide such reports until the R & D Program is terminated, or upon the first sale of the Marketed Product in the United States, Japan or within the EU.

      3.4 If Neurocrine terminates the R&D Program or halts all R&D Program activities for a period of six months or longer within the United States (for reasons other than regulatory constraints), DOV shall have the right to terminate this Agreement within the entire Territory, or any country within the Territory, effective upon Neurocrine's receipt of written notice of termination from DOV. If Neurocrine terminates the R&D Program or halts all R&D activities for a period of six months or longer within any other country of the Territory (for reasons other than regulatory constraints) DOV shall have the right to terminate this Agreement within such country, effective upon Neurocrine's receipt of written notification from DOV. In either such event DOV will be entitled to any payments previously paid to, or which have accrued to DOV.

                                    ARTICLE 4
                              Development Payments

      4.1 In consideration of the rights granted to Neurocrine in Article 2, herein, Neurocrine shall pay to DOV a licensing fee of $5,000 upon the execution of this Agreement.

      4.2 Neurocrine shall make scheduled payments and issue warrants for the purchase of shares of Neurocrine's capital stock to DOV in the amounts, and at the times, stated below:

                  US $1,300,000 plus warrants to purchase 75,000 shares of Neurocrine common stock, upon commencement of the first Pivotal Trial for the Marketed Product. A warrant to purchase 15,000 shares of Neurocrine common stock shall have an exercise price equal to


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                  the Market Price, as defined herein, as of the effective date of this Agreement. Such warrant shall be exercisable, at any time, in whole or in part, from the grant date, which shall be equal to the effective date of this Agreement, through the fifth anniversary of the grant date. A warrant to purchase 60,000 shares of Neurocrine common stock shall have an exercise price equal to the Market Price, as defined herein, as of the date that the first Pivotal Trial commences. Such warrant shall be exercisable, at any time, in whole or in part, from the grant date, which shall be equal to the effective date of this Agreement, through the fifth anniversary of the grant date. Upon approval by a majority of the signatories thereto, Neurocrine's New Registration Rights Agreement dated March 29, 1996 shall be amended to include such warrant in the definition of "Registrable Securities" thereunder, those shares of Neurocrine common stock issuable upon exercise of such warrants. The terms of the warrants shall be substantially as set forth as the Form of Warrant attached to this Agreement as Exhibit 5. For purposes of this
                  Article 4.2, "market price" shall mean the mean of the closing price of Neurocrine's common stock as quoted on the National Association of Security Dealers, Inc. Automated Quotation System or such other national securities exchange or over-the-counter market on which such common stock is quoted for the twenty business days prior to the date of this Agreement, and at the date that the first Pivotal Trial is commenced, respectively.

                  [***].

                  [***].

                                    ARTICLE 5
                                    Royalties

            5.1 In consideration of the rights granted in Article 2 hereof, and in addition to the payments and issuance of warrants set forth in Article 4 herein, Neurocrine shall pay to DOV during the term of this Agreement, on a country-by-country basis, royalties consisting of six percent (6%) of Net Sales of Marketed Product.

            5.2 If within any country of the Territory (I) marketing exclusivity is lost to Neurocrine or its sublicensee prior to the expiration of this Agreement and (ii) the manufacture, use or sale of a Licensed Product would not infringe a Valid Claim of a patent within the Patent Rights, then the royalty rate on the Net Sales of such Licensed Product which would otherwise be payable to DOV by Neurocrine will be reduced to a rate which is equal to the [***].


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            5.3   All royalty payments shall be made in U.S. dollars, Net Sales shall be converted on a country-by-country basis from the currency used in each such country to United States Dollars. The applicable exchange rate shall be the rate quoted in the WALL STREET JOURNAL on the last business day of the period for which royalties are being calculated. All royalty payments shall be made in United States Dollars and remitted to DOV's Corporate Office.

            5.4 Within thirty (30) days after the end of each three months during the term of this Agreement, Neurocrine shall pay to DOV the royalty payment due for those three months.

                  Together with each three month royalty payment, Neurocrine shall submit to DOV a written accounting showing its computation of royalties due under this Agreement for such three months, which shall set forth gross sales, Net Sales, the specific deductions used in arriving at Net Sales, and the total royalties due for the three months in question. Such accounting shall be on a country-by-country basis within the Territory.

            5.5 Neurocrine shall keep full and accurate books and records setting forth gross sales, Net Sales, the specific deductions used in arriving at Net Sales and the amount of royalties payable to DOV hereunder for no less than [***] after the end of each year during the term of this Agreement. Neurocrine shall permit DOV, to have such books and records examined by an independent certified public accountant retained by DOV and acceptable to Neurocrine, during regular business hours upon reasonable advance notice. Such accountant shall keep confidential any information obtained during such examination and shall report to DOV, only the amounts of royalties which he or she believes to be due and payable hereunder. In the event of a difference of opinion between such accountant and Neurocrine as to the amount of royalties which are due and payable, the parties hereto shall use their best efforts to resolve such differences. If they cannot do so, each party will appoint one additional independent certified public accountant, and those two individuals will jointly appoint an additional independent certified public accountant. A majority decision of those three accountants will be conclusive as to the amount of royalties which are due and payable. The expenses of this dispute resolution procedure will be borne equally by Neurocrine and DOV.

                                    ARTICLE 6
                                 Confidentiality

            If, during the performance of this Agreement, one party hereto discloses information to the other which it considers confidential, such information may not be subsequently disclosed by the receiving party to a third party, without the


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            written permission of the disclosing party. The parties to this
            Agreement agree to hold in confidence all information; including, but not limited to, all information that is the subject of this Agreement, Know-How, marketing and manufacturing practices, processes, product information, or financial information disclosed or submitted in writing or in other tangible form which is considered to be confidential for a period of five (5) years from the date of such disclosure, except:

            (a) information, which at the time of disclosure, is in the public domain;

            (b) information, which after disclosure, is published or otherwise becomes part of the public domain through no fault of the receiving party;

            (c) information which was in the possession of the receiving party at the time of disclosure;

            (d) information which is developed by or on behalf of the receiving party independently of any disclosure to them by the disclosing party hereunder; or

            (e) information which is provided to the receiving party by a third party with the right to so provide.

                                    ARTICLE 7
                               Adverse Experiences

      7.1 During the term of this Agreement, Neurocrine shall keep, and shall cause its sublicensees to keep DOV promptly and fully informed of all pharmaceutical, toxicological, clinical, and all other findings, including clinical use, studies, investigations, tests and prescription, relating to any adverse experiences with the Marketed Product.

      7.2 Neurocrine undertakes to notify DOV, as soon as possible, of any serious adverse event as such event is defined by the responsible regulatory agency in the United States, Japan, or within the EU, thought to be associated with clinical- studies of, or the use or application of, the Marketed Product. Such notification shall be made promptly but in no event later than five (5) working days after Neurocrine first learns of, or is advised of, any adverse event described above.

      7.3 Neurocrine shall inform DOV without delay, of any governmental action, correspondence or reports to or from governmental authorities which may affect the continued distribution and sale of the Marketed Product and furnish DOV with copies of any relevant documents relating thereto.


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                                    ARTICLE 8
                               Patent Infringement

      8.1 In case any actions, claims, demands, suits or other legal proceedings are brought or threatened to be brought against Neurocrine, its Affiliates or sublicensees, by a third party for infringement of such third party's patent(s), by virtue of Neurocrine's manufacture, use, sale or offer for sale of the Marketed Product, Neurocrine shall notify DOV forthwith of the threat or existence of such actions with sufficient evidence thereof, to enable the parties to prepare an appropriate defense strategy. The parties shall consult together as to the action to be taken and as to how the defense will be handled. [***].

            Neurocrine undertakes not to make any admission of liability to a claimant or plaintiff or his, her or its legal representative or insurer and not to sign any agreement in respect of such proceedings adversely affecting the rights of DOV [***], which will not be unreasonably withheld.

            If Neurocrine, because of any settlement of the claimed infringement or a final unappealable or non-appealed judgment of a court of competent jurisdiction, is required to make payments to one or more third parties to obtain a license without which the marketing of the Marketed Product could not be made in a given country, Neurocrine may deduct such payments from the royalty payments due to DOV hereunder, provided however that in no event shall the royalty rate be reduced by more than [***] of that which would otherwise be due to DOV.

      8.2 Neurocrine shall promptly inform DOV of any suspected patent infringement by a third party and provide DOV with any available evidence of such suspected infringement.

            DOV shall have the right but not the obligation to institute any claim, suit or proceeding against an infringer or a presumed infringer. DOV shall control the prosecution of any such suit, claim or proceeding, including, without limitation, the choice of counsel and any settlement of any such suit or claim. Neurocrine shall provide DOV with all reasonable assistance (other than financial) required to institute and maintain such proceedings.

            Neurocrine shall only have the right to institute any claim, suit or proceeding against an infringer or a presumed infringer in the event that DOV elects not to do so. In such event, Neurocrine shall control the prosecution of any such suit, claim or proceeding, including, without limitation, the choice of counsel and any settlement of any such suit or claim. DOV shall provide Neurocrine with all reasonable assistance (other than financial) required to institute and maintain such proceedings. During such proceedings, Neurocrine's royalty obligations to DOV shall be reduced to the greater of [***] of the royalty payable hereunder and the royalty rate that DOV owes to ACY at that time. Any proceeds from such


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            proceedings shall first be allocated to reimburse Neurocrine for its costs in such proceedings, second to reimburse DOV for its lost royalty revenue during such period and the remainder to Neurocrine. In the event that Neurocrine is not successful in its suit DOV shall not be reimbursed for any lost royalty revenue.

                                    ARTICLE 9
                    Indemnification, Liability and Insurance

      9.1 Neurocrine, in the absence of negligence or willful misconduct on the part of DOV, its Affiliates and sublicensees and their respective employees, agents, officers, directors and permitted assigns, shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold DOV and its respective directors, officers, partners, employees, and agents harmless from and against any and all claims and expenses, including, without limitation, legal expenses, court costs, and reasonable attorney's fees, arising out of or relating to the death of or actual or alleged injury to any person(s) or damage to third party property, and from and against any other third party claim, proceeding, demand, expense, cost and liability of any kind whatsoever (collectively "liabilities") resulting from, arising out of or related to product liability claims involving the Marketed Product.

      9.2 DOV, in the absence of negligence or willful misconduct on the part of Neurocrine, its Affiliates and sublicensees and their respective employees, agents, officers, directors and permitted assigns shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Neurocrine and its respective directors, officers, partners, employees, and agents harmless from and against any and all claims and expenses including, without limitation, legal expenses, court costs and reasonable attorney's fees arising out of, or relating to, the death of or actual or alleged injury to any person(s) or damage to third party property, and from and against any other third-party claim, proceeding, demand, expense, cost and liability of any kind whatsoever resulting from, arising out of, or related to DOV's breach of Article 10.9 herein, and any actions taken by DOV pertaining to the Compound or Marketed Product prior to the effective date of this Agreement.

      9.3 Neurocrine shall maintain, and cause any sublicense to maintain, a product liability insurance program which may include funded self-insurance reserves, with additional coverage by a nationally-recognized insurance carrier, with respect to the development, manufacture and sale of the Marketed Product. Coverage shall be in such amounts as are customary within the industry. Neurocrine and any sublicensee shall maintain such insurance program for so long as it, or any sublicensee, continues to develop, manufacture or sell the Marketed Product and thereafter for so long as required to cover manufacture or sales of distributed Marketed Product.


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      9.4   Neurocrine (and its sublicensee) will name DOV and ACY as additional insureds on its product liability insurance policies. Upon execution of this Agreement, Neurocrine will supply DOV with evidence of such coverage, and Neurocrine will inform DOV, during the term of this Agreement, of any modifications to such coverages.

                                   ARTICLE 10
                         Warranties and Representations

      10.1 Neurocrine represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

      10.2 Neurocrine represents and warrants that it has full corporate authority to enter into, and to perform this Agreement.

      10.3 Neurocrine represents and warrants that it is fully cognizant of Good Laboratory Practices ("GLP") and Good Manufacturing Practices ("GMP") as set forth by the FDA, and that it, and any sublicensee, shall manufacture, or have manufactured, Marketed Product in full compliance with GLP and GMP.

      10.4 Neurocrine represents and warrants that the terms of any sublicense it grants in accordance with Article 2 herein, will not be inconsistent with the terms of this Agreement or the License Agreement between DOV and ACY attached hereto as Exhibit I.

      10.5 Neurocrine represents and warrants that it has full corporate authority to issue the warrants referred to in Article 4.2, herein and that it shall have a sufficient amount of authorized shares of capital stock to which the warrants apply.

      10.6 DOV represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of New Jersey.

      10.7 DOV represents and warrants that it has full corporate authority to enter into, and to perform this Agreement.

      10.8 DOV represents and warrants that it has the right to grant the sub-license to Neurocrine set forth in Article 2 herein.

      10.9 DOV represents and warrants that all representations made by it to Neurocrine pertaining to Marketed Product are true to the best of DOV's knowledge.

                                   ARTICLE 11
                                   Assignment


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            This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire business and assets of the respective parties hereto.
            Notwithstanding the foregoing, any party may-void this Agreement if the Agreement is assigned for the benefit of a creditor. This Agreement shall not be assignable by either party, except to an Affiliate, without the prior consent of the other party; any other attempted assignment is void.

                                   ARTICLE 12
                                 Payments to ACY

            DOV shall be responsible for all payments due to ACY pursuant to the License Agreement, a true copy of which is attached hereto as
            Exhibit 1.

                                   ARTICLE 13
                                 Applicable Law

            This Agreement shall be governed by and construed according to the laws of the State of Delaware.

                                   ARTICLE 14
                                  Force Majeure

            None of the parties shall be responsible for failure or delay in the performance of any of its obligations hereunder due to Force Majeure. Force Majeure shall mean any circumstances which, due to an event or a legal position beyond the party's reasonable control, shall render impossible the fulfillment of any of the party's obligations hereunder, such as, but not limited to, acts of God, acts, regulations, or laws of any government, war, civil commotion, destruction of facilities or materials by fires, earthquakes, or storms, labor disturbances, shortages of public utilities, common carriers, or raw materials, or any other cause, or causes of similar effects, except, however, any economic occurrence. During any such case of Force Majeure, this License Agreement shall not be terminated, but only suspended and the party so affected shall continue to perform its obligations as soon as such case of Force Majeure is removed or alleviated.

                                   ARTICLE 15
                              Term and Termination

      15.1 This Agreement shall continue in full force and effect in each country of the Territory until the later of the final expiration of a patent covering the Compound or the Marketed Product in such country, or a period of ten (10) years following the first sale of Marketed Product by Neurocrine or its sublicensee in such country.


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      15.2  Upon expiration of this Agreement, with respect to each country of the Territory, Neurocrine shall be deemed to have a full-paid, royalty-free license with the right to make or have made, use or sell the Compound and the Marketed Product as well as to freely utilize all data generated hereunder or received from DOV by Neurocrine, without further obligation to DOV, except for maintaining confidentiality as required by Article 6 of this Agreement.

      15.3 In the event that a party hereto shall be presumed by the other to have breached any material condition herein contained, the complaining party shall provide a written notice of such presumed breach, requesting rectification within a thirty (30) day from the date of receipt of such notice. The party presumed to be in breach of the Agreement shall either submit a commercially reasonable plan for rectification within 15 (fifteen) days of receipt of notice (if the breach cannot be rectified within the thirty (30) day period), or take appropriate steps to remedy the breach within such period. If, within such thirty-day period, neither the aforesaid plan shall have been submitted, nor the breach cured, the party claiming breach shall be entitled to terminate this Agreement, thereby surrendering all rights granted hereunder, by, written notice to the other party, such termination having immediate effect.

      15.4 This Agreement may be terminated immediately by either party by giving notice to the other party if such other party becomes insolvent or has committed an act of bankruptcy or if an order or resolution is made for the winding up of such other party.

      15.5 In the event that this Agreement is terminated by DOV prior to is full term pursuant to Article 15.3, or Article 15.4, herein, Neurocrine shall, as soon as reasonably possible, transfer, or authorize the transfer of, [***] DOV. Any such transfers or transfer authorizations shall be in writing and acceptable, in form, to DOV.

      15.6 Article 6 and Section 16.9 shall survive termination of this agreement.

                                   ARTICLE 16
                                  Miscellaneous

      16.1 This Agreement constitutes the full understanding between the parties and supersedes any and all prior oral or written understandings and agreements with respect to the subject matter hereof. No terms, conditions, understandings or Agreements purporting to modify, amend or vary this Agreement shall be binding unless made in writing and signed by the parties hereto.

      16.2 The invalidity or unenforceability of an Article or any part of an Article of this Agreement in any jurisdiction shall not cause the invalidity of the entire Agreement as to such jurisdiction, and shall not affect the validity or enforceability of such Article or such part of an Article in any other jurisdiction.


----------
  [***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

            The parties shall replace any Article or part of an Article found invalid or unenforceable by alternative provisions which shall be as similar as possible in their conditions with regard to their spirit and commercial effect. If this Agreement in any jurisdiction is found to be invalid or unenforceable, the parties shall replace it by an alternative agreement which shall be as similar as possible in its conditions with regard to its spirit and commercial effect.

      16.3 No actual waiver of breach or default by either party hereto of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach or default of the same or any other provision of this Agreement.

      16.4 This Agreement shall not constitute either party as the joint venturer, legal representative or agent of the other party for any purpose, whatsoever. Neither party shall have any right or authority to assume or create any obligation or responsibility for, or on behalf of, the other party, or to otherwise bind the other party.

      16.5 The parties recognize that this is a master agreement covering a number of countries. If, for any country in the Territory it becomes necessary to execute a separate instrument in order to satisfy local requirements, the parties agree to execute such further instrument, which shall, to the extent permitted by the laws of the particular country, conform to the terms and conditions of this Agreement.

      16.6 This Agreement has been originally written and signed in the English language. If any translation into any other language is required for purposes of governmental filings, the parties shall arrange for such translation, and the costs thereof shall be borne by the party legally required to make such filing. In the event of any question or dispute as to the meaning or interpretation of any term, condition or provision of this Agreement, the English language version shall in all events govern for all purposes, whatsoever.

      16.7 Termination of this Agreement for any reason, or expiration of this Agreement, will not affect obligations, including the payment of any Scheduled Payments or royalties which have accrued as of the date of termination or expiration, and rights and obligations which, are intended to survive termination or expiration of this Agreement.

      16.8 This Agreement is executed simultaneously in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

      16.9 Neither party shall issue any press release or other publicity materials, or make any oral or written presentation concerning the Compound or Marketed Product without the 15 day prior consent of the other party, which will not be unreasonably withheld. This restriction shall not apply to disclosures required by law or regulation within any country within the Territory. However, the parties shall coordinate, to even extent possible, as to the wording of any such disclosure.

                                   ARTICLE 17
                                     Notices

All notices pursuant to this Agreement will be in writing and sent by telecopy, facsimile or other electronic means or sent by pre-paid regular, registered or certified mail. All such notices will be delivered personally to, or addressed as follows:

                  TO:   Neurocrine

                  Neurocrine Biosciences, Inc.
                  3050-Science Park Road, Suite 405
                  San Diego, California 92121
                  Attn: Gary Lyons

                  TO: DOV

                  DOV Pharmaceutical, Incorporated
                  1-Parker Plaza, Suite 1500
                  Fort Lee, New Jersey 07024
                  Attn: Dr. Arnold Lippa

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives.

                                      DOV Pharmaceutical, Inc.

                                      By: /s/ Arnold Lippa
                                         ----------------------------
                                         Arnold Lippa, Chief Executive Officer

                                      Neurocrine Biosciences, Inc.

                                      By: /s/ Gary Lyons
                                         ----------------------------
                                         Gary Lyons, President and
                                         Chief Executive Officer

                  TO:   Neurocrine

                  Neurocrine Biosciences, Inc.
                  3050-Science Park Road, Suite 405
                  San Diego, California 92121
                  Attn: Gary Lyons

                  TO: DOV

                  DOV Pharmaceutical, Incorporated
                  1-Parker Plaza, Suite 1500
                  Fort Lee, New Jersey 07024
                  Attn: Dr. Arnold Lippa

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives.

                                      DOV Pharmaceutical, Inc.

                                      By: /s/ Arnold Lippa
                                         ---------------------------
                                         Arnold Lippa, Chief Executive Officer


                                      Neurocrine Biosciences, Inc.

                                      By:
                                         ---------------------------
                                         Gary Lyons, President and
                                         Chief Executive Officer

[GRAPHIC OMITTED] DOV PHARMACEUTICAL INCORPORATED


                                    EXHIBIT 1
                          CHEMICAL COMPOUND DESCRIPTION

                                      [***]


                           [Chemical Compound Graphic]











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  [***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

                                    EXHIBIT 2
                             [ACY License Agreement]

                                    EXHIBIT 3

                                      [***]











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  [***] Omitted pursuant to a request for confidential treatment. The omitted material has been separately filed with the Securities and Exchange Commission.

                                    EXHIBIT 4

                          [Form of Consulting Agreement]

                                    EXHIBIT 5

                              [Warrant Agreement]